UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2019

Aqua America, Inc.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	001-06659	23-1702594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue Bryn Mawr, Pennsylvania		19010-3489
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 527-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 29, 2019, Aqua America, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Canada Pension Plan Investment Board (the “Investor”), pursuant to which the Company has agreed to issue and sell to the Investor in a private placement (the “Private Placement”) 21,661,095 newly issued shares of common stock, par value $0.50 per share (the “Common Stock”). The gross proceeds of the Private Placement are expected to amount to approximately $750 million, and the Company intends to use the net proceeds from the Private Placement to (i) fund a portion of the purchase price of the previously announced acquisition (the “Acquisition”) of LDC Funding LLC, which is the parent company of Peoples, a natural gas distribution company serving customers in western Pennsylvania, West Virginia, and Kentucky, (ii) redeem certain outstanding notes in connection with the Acquisition, and/or (iii) pay certain fees and expenses related thereto (collectively, the “Acquisition Funding”). The shares issued and sold to the Investor pursuant to the Private Placement will be priced at the lower of (1) $34.62, which represents a 4.5 percent discount to the trailing 20 consecutive trading day volume weighted average price of the Common Stock ending on, and including, March 28, 2019, and (2) the volume weighted average price per share in the Company’s subsequent public offerings of Common Stock to fund a portion of the Acquisition Funding.

The closing of the Private Placement (the “Closing” and the date of the Closing, the “Closing Date”) is expected to occur concurrently with the closing of the Acquisition, subject to certain closing conditions, including the closing of the Acquisition, the completion of additional equity offerings which raise gross proceeds in an aggregate amount of $1,600 million and the execution and delivery of a shareholders agreement between the Investor and the Company (the “Shareholders Agreement”).

The Stock Purchase Agreement contains customary representations, warranties and covenants of the Company and the Investor, and the parties have agreed to indemnify each other for losses related to breaches of their respective representations and warranties. Upon Closing, the Company has agreed to reimburse the Investor for reasonable out-of-pocket diligence expenses of up to $4 million, subject to certain exceptions.

Standstill Obligations

Pursuant to the Stock Purchase Agreement, the Investor has agreed, subject to certain exceptions, that the Investor’s Active Equities Group will not, without the consent of the Company’s board of directors, among other things: (i) effect, cause or participate in (A) any acquisition of any securities of the Company (except as provided below), (B) any merger or other business combination or tender or exchange offering involving the Company, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or its subsidiaries or (D) any solicitation of proxies or certain communications related thereto, (ii) form, join or in any way participate in a “group” with respect to the Company, (iii) take action to seek to control or influence the management, the board of directors or policies of the Company, (iv) discuss, enter into agreements with, assist or encourage any third-party with respect to the actions prohibited by the standstill obligations, or make an investment in a person that engages or proposes to engage in the actions prohibited by the standstill obligations, (v) take action which might cause or require the Company or the Investor to make a public announcement with respect to the actions prohibited by the standstill obligations or (vi) disclose any intention, plan or arrangement inconsistent with the standstill obligations.

The Investor will not be restricted, however, from (x) acquiring any securities of the Company, if the Investor would not own more than 9.99% of the issued and outstanding Common Stock (and no more than 20% of the issued and outstanding Common Stock, if the Company has consented to the Investor holding in excess of 9.99% of the issued and outstanding Common Stock); (y) participating in a transaction referenced in (i) through (vi) above that has been publicly announced as having been approved by the Company’s board of directors; and (z) undertaking actions otherwise prohibited by the standstill obligations following the public announcement of (1) a transaction contemplating the acquisition of 20% or more of the Company’s Common Stock or (2) a merger or business combination where Company shareholders would hold less than 80% of the equity securities of the resulting entity or where all or substantially all of the Company’s assets would be sold. Upon the Closing, the standstill obligations shall be superseded by the standstill provisions of the Shareholders Agreement, and if the Closing does not occur or the Shareholders Agreement is not executed, the standstill obligations will remain effective and survive termination of the Stock Purchase Agreement for a period of one year after the date of the termination of the Stock Purchase Agreement.

Shareholders Agreement

At Closing, the Company will enter into the Shareholders Agreement, substantially in the form of the Shareholders Agreement included as an exhibit to the Stock Purchase Agreement, pursuant to which the Company and the Investor will agree to certain rights, covenants and obligations, including those summarized below.

Board Nomination Rights

The Shareholders Agreement will provide that, for as long as the Investor beneficially owns at least 5% of the then issued and outstanding Common Stock, it may designate one individual to serve on the Company’s board of directors, subject to satisfaction of certain requirements, and the Company shall take all necessary action to appoint, nominate or recommend that individual for election, as applicable, to the board of directors. If the Investor ceases to beneficially own at least 5% of the then issued and outstanding Common Stock and continues not to satisfy such requirement for the later of (i) 180 days thereafter and (ii) the date of the next proxy statement relating to the annual meeting of shareholders of the Company, at the request of the Company, the Investor shall cause its nominated director to resign, and the director shall resign, from the board of directors.

Transfer Restrictions

Pursuant to the Shareholders Agreement, the Investor will agree to certain transfer restrictions for a period of 15 months from the Closing Date. During such period the Investor will agree, subject to certain exceptions, not to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of the shares of Common Stock it acquires pursuant to the Stock Purchase Agreement or pursuant to an exercise of its pre-emptive rights, as described below.

Registration Rights

The Shareholders Agreement will also provide the Investor with certain registration rights such as shelf registration, demand underwriting and piggyback registration rights.

Pre-emptive Rights

The Company will agree under the Shareholders Agreement that, subject to certain exceptions, for as long as the Investor beneficially owns at least 5% of the then issued and outstanding Common Stock, the Investor will have the option to participate in certain proposed issuances of equity securities, including securities convertible into or exchangeable for any equity security, by the Company, other than Excluded Issuances (as defined in the Shareholders Agreement), for a pro rata amount equal to the Investor’s ownership percentage of the then outstanding Common Stock and on the same pricing terms.

Standstill Obligations

Under the Shareholders Agreement, the Investor will agree to extend its standstill obligations under the Stock Purchase Agreement until the later of (A) two years from the Closing Date or (B) the date (i) the Investor no longer beneficially owns at least 5% of the then issued and outstanding Common Stock and (ii) there is no Investor board nominee or Investor nominated board member.

The foregoing description of the Stock Purchase Agreement and the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein, and the Form of Shareholders Agreement, which is attached as an exhibit to the Stock Purchase Agreement and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Common Stock pursuant to the Stock Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements under Section 4(a)(2) of the Securities Act.

The shares of Common Stock to be issued and sold in the Private Placement described in Item 1.01 and this Item 3.02 have not been registered under the Securities Act, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Item 7.01. Regulation FD Disclosure.

On March 29, 2019, the Company and the Investor issued a joint press release announcing entry into the Stock Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated as of March 29, 2019, by and between Aqua America, Inc. and Canada Pension Plan Investment Board.
99.1	Press Release issued by Aqua America, Inc. and Canada Pension Plan Investment Board, March 29, 2019.

Exhibit 99.1 attached hereto shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA AMERICA, INC.

By:	/s/ Christopher P. Luning
Christopher P. Luning
Senior Vice President, General Counsel and Secretary

Dated: March 29, 2019